Exhibit 3.1

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.  Name of Corporation:

Visualant, Incorporated

2.  Stockholder approval pursuant to statute has been obtained.

3.  The class or series of stock being amended:

Series A Convertible Preferred Stock

4.  By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation for the Series A Convertible Preferred Stock is being amended as follows:

1.  Changing the Conversion Price and the Stated Value from $0.10 (pre reverse stock split) to $30.00 (post-reverse stock split), and adding a provision adjusting the Conversion Price upon the occurrence of certain events.

2.  Deleting references to Exchange Shares and the Note Exchange.

5.  Effective date of filing: (optional)                                     July 21, 2015

(must not be later than 90 days after the certificate is filed)

6.  Signature: (required)

7.

X /s/ Ronald P. Erickson

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation – After
Revised: 1-5-15

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

VISUALANT, INCORPORATED

(Pursuant to Section
NRS 78.1955 of the
Nevada Corporations
Code)

Visualant, Incorporated, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.3 of the Certificate of Incorporation of the Corporation, the following resolution was adopted on June 9, 2015 by the Board of Directors of the Corporation (the “Board”) pursuant to Section NRS 78.1955 of the Nevada Corporations Code:

RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.3 of the Corporation’s Certificate of Incorporation, out of the total authorized number of 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), there shall be designated a series of 11,667 shares which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”). The shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below:

1.  Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Visualant, Incorporated (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Approved Stock Plan” means any employee benefit plan, equity incentive plan or other issuance, employment agreement or option grant or similar agreement which has been approved by the Board, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day, other than a Saturday or Sunday or other day, on which banks in the City of New York are authorized or required by law or executive order to remain closed.

“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, including the stock into which the Series A Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Conversion Price” means $30.00, subject to adjustment as provided herein.

“Conversion Shares” means the shares of Common Stock into which the Series A Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means: (i) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation pursuant to an Approved Stock Plan in existence on the date immediately preceding the Subscription Date, (ii) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities that were issued and outstanding on the date immediately preceding the Subscription Date, provided such securities are not amended after the Subscription Date to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, (iii) securities issued pursuant to the Purchase Agreement and securities issued upon the exercise or conversion of those securities, and (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Certificate of Designations).

“Holder” or “Holders” means the holder or holders of the Series A Preferred Stock.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock in dividend rights or liquidation preference.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of the day prior to the public announcement of the applicable Option for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of (a) 100% and (b) the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the issuance of the applicable Option, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock during the period beginning on the day prior to the execution of definitive documentation relating to the issuance of the applicable Option and the public announcement of such issuance and (iv) a 360 day annualization factor.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means the OTCBB.

“Purchase Agreement” means those certain purchase agreements dated on or about September 18, 2014 and January 29, 2015, respectively, by and among the Corporation and each of the investors party thereto.

“Required Holders” means, as of any date, the holders of at least a majority of the Series A Preferred Stock outstanding as of such date.

“Series A Stated Value” means $30.00.

“Subscription Date” means the date of the respective Purchase Agreements.

“Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC.  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder.  If the Corporation and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Conversion Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

2.  Dividends.  Holders of the Series A Preferred Stock shall not be entitled to any fixed dividend.  In the event that the Company shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Company, the Company shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends without regard to the limitations set forth in Section 4(e).

3.  Liquidation.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking prior to the Series A Preferred Stock upon liquidation, the Holders of the Series A Preferred Stock shall participate pari passu with the holders of the Common Stock (on an as-converted basis) in the net assets of the Corporation.  Neither the consolidation nor merger of the Corporation into or with any other entity or entities nor the consolidation or merger of any entity or entities into the Corporation shall be deemed to be a liquidation within the meaning of this Section 3, but the sale, lease or conveyance of all or substantially all the Corporation’s assets shall be deemed a liquidation within the meaning of this Section 3.

4.  Conversion.

(a)        Subject to the terms and conditions of this Section 4, the Holder of any shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock so to be converted by the Series A Stated Value and dividing the result by the Conversion Price then in effect.  Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice to the Corporation, by mail or fax to the Corporation’s then principal office, of a written notice of conversion (“Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers by facsimile such Conversion Notice to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the applicable Conversion Date. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)        Within three (3) Trading Days after the Conversion Date, the Corporation shall pay to the Holder in cash any accrued and unpaid dividends on the shares of Series A Preferred Stock so converted and hall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names (with address and tax identification number) as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares, or fraction thereof, of Series A Preferred Stock.

(c)        If the Corporation shall fail for any reason or no reason to issue to a Holder of Series A Preferred Stock a certificate representing the Conversion Shares within three (3) Trading Days of the Conversion Date and register such shares of Common Stock on the Corporation’s share register or to credit the Holder’s balance account with the Depository Trust Corporation for such number of shares of Common Stock to which the Holder is entitled upon such conversion, and if on or after such Trading Day the Holder purchases, or another Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Business Days after the Holder’s written request and in the Holder’s discretion, (i) pay in cash to the Holder the amount, if any, by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the amount obtained by multiplying (x) the number of shares of Common Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue by (y) the price at which the sell order giving rise to such purchase obligation was executed or (ii) at the option of the Holder, either reissue (if surrendered) the shares or fraction of a share of Series A Preferred Stock equal to the number of shares or fraction of a share of Series A Preferred Stock submitted for conversion (in which case such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requires under Section 4(b).  The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.

(d)       No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock into Common Stock.  In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

(e)        The Corporation shall not effect a conversion of the Series A Preferred Stock, and the Holder of any shares of Series A Preferred Stock shall not have the right to voluntarily convert its shares of Series A Preferred Stock, to the extent that after giving effect to such exercise, such Person (together with such Person’s Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series A Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Corporation shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Corporation, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not less than 4.99% and not in excess of 9.99% specified in such notice; provided that (i) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to the Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

5.  Adjustment of Conversion Price.  The Conversion Price and the number of Conversion Shares shall be adjusted from time to time as follows:

(a)        If and whenever on or after the Subscription Date, the Corporation issues or sells, or in accordance with this Section 5 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued by the Corporation in connection with any Excluded Securities (as defined below) (the “Additional Shares”) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to the lowest price per share at which any share of Common Stock was issued or sold or deemed to be issued or sold. If the Corporation has not issued or sold, or is not deemed to have issued or sold (in accordance with the preceding sentence), any shares of Common stock prior to September 30, 2015, then the Conversion Price then in effect shall be automatically adjusted to the Weighted Average Price of the Common Stock for the thirty (30) consecutive Trading Days ending on the date immediately preceding the Conversion Date (the “Adjusted Conversion Price”); provided, that the Adjusted Conversion Price shall not be greater than the Conversion Price then in effect.

For purposes of determining the adjusted Conversion Price under this Section 5(a), the following shall be applicable:

(i) Issuance of Options.  If the Corporation in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 5(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security.  No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Series A Preferred Stock has been or is to be made pursuant to other provisions of this Section 5(a), no further adjustment of the Conversion Price or number of Conversion Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Conversion Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Conversion Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 3(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Conversion Shares.

(iv) Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Sale Price of such security on the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date.  If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)        The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

(c)        If the Corporation at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased.  If the Corporation at any time on or after the Subscription Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased.  Any adjustment under this Section 5(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d)       If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), then the Board will make an appropriate adjustment in the Conversion Price and the number of Conversion Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 5(d) will increase the Conversion Price or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 5.

6.  Rights Upon Distribution of Assets.

(a)        If the Corporation shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Weighted Average Price determined as of the record date mentioned above, and of which the numerator shall be such Weighted Average Price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

7.  Purchase Rights.  In addition to any adjustments pursuant to Section 5 above, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock, including pursuant to the Rights Plan (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series A Preferred Stock (without regard to any limitations on the conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

8.  Notices.  Upon any adjustment of the Conversion Price, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  In addition, in case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

9.  Stock to be Reserved.  The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Series A Preferred Stock.  All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price.  The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.  The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

10.  Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise.  Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series, and may be redesignated as any series of Preferred Stock and reissued.

11.  Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

12.  Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

13.  Voting.  In addition to any class voting rights provided by law and this Certificate of Designations, the Holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors).  With respect to the voting rights of the Holders of the Series A Preferred Stock pursuant to the preceding sentence, each Holder of Series A Preferred Stock shall be entitled to cast one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares of Series A Preferred Stock held by such Holder (after giving effect to the restrictions of Section 4(e)) on the record date for the determination of stockholders entitled to vote.

14.  Certain Restrictions.  In addition to any other vote of the Holders of Series A Preferred Stock required by law or by the Certificate of Incorporation, without the prior consent of the Holders of at least 66% of the Series A Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series A Preferred Stock shall vote together as a class, the Corporation will not:

(a)        authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series A Preferred Stock, or (ii) any other class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series A Preferred Stock or reclassify any shares of Common Stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series A Preferred Stock;

(b)        adopt a plan for the liquidation, dissolution or winding up of the affairs of the Corporation or any recapitalization plan (whether occurring by merger, consolidation or otherwise), file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

(c)        amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or Bylaws of the Corporation or the Resolutions contained in this Certificate of Designations of the Series A Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, or which would increase or decrease the amount of authorized shares of the Series A Preferred Stock or of any other series of preferred stock ranking senior to the Series A Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;

(d)       directly or indirectly, declare or pay any dividend (other than dividends permitted pursuant to Section 2 and dividends payable in shares of Common Stock but only to the extent that such stock dividend results in an adjustment of the Conversion Price pursuant to Section 5 hereof) or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any Subsidiary to redeem, purchase, repurchase or otherwise acquire (or make any payment to a sinking fund for such redemption, purchase, repurchase or other acquisition) any share of Common Stock, Option or Convertible Security or any other class or series of the Corporation’s capital stock (except for the shares of Series A Preferred Stock in accordance with Section 15 hereof or for shares of Common Stock repurchased from current of former employees, consultants, or directors upon termination of service in accordance with plans approved by the Board) whether in cash, securities or property or in obligations of the Corporation or any Subsidiary; or

(e)        agree to do any of the foregoing.

15.  Redemption.  The Series A Preferred Stock shall not be redeemable at the option of the Company.

16.  No Waiver.  Except as otherwise modified or provided for herein, the Holders of Series A Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Nevada Corporations Code.

17.  No Impairment.  The Corporation will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series A Preferred Stock against impairment.  Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series A Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series A Preferred Stock, and (iii) shall, so long as any shares or fraction of a share of Series A Preferred stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, 100% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock then outstanding (without regard to any limitations on conversion).

18.  No Preemptive Rights.  No Holder of any shares of Series A Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Corporation.

19.  Amendment; Waiver.  Any term of the Series A Preferred Stock may be amended or waived (including the adjustment provisions included in Section 5 hereof) upon the written consent of the Corporation and the Holders of at least 66% of the Series A Preferred Stock then outstanding; provided, however, that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series A Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Series A Preferred Stock then outstanding.

20.  Action By Holders. Any action or consent to be taken or given by the holders of the Series A Preferred Stock may be given either at a meeting of the Holders of the Series A Preferred Stock called and held for such purpose or by written consent.

IN WITNESS WHEREOF, the undersigned has executed Amended and Restated Certificate of Designations, Preferences and Rights this 21th day of July, 2015.

VISUALANT, INCORPORATED

By: /s/ Ronald P. Erickson

Name: Ronald P. Erickson

Title: CEO and President

[SIGNATURE PAGE TO VISUALANT, INCORPORATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS]